Exhibit 99.3


          VaxGen Hires Senior Vice President, Medical Affairs and Chief
                                Medical Officer

     BRISBANE, Calif. - February 13, 2002 - VaxGen, Inc. (Nasdaq: VXGN) announced today that Marc Gurwith, M.D., a pharmaceutical executive with more than 16 years of experience successfully directing the development of new drugs, has joined the company as its senior vice president, Medical Affairs and chief medical officer.

     Gurwith, who has published more than 60 scientific papers and is a Fellow with the Infectious Diseases Society of America and the American College of Physicians, will be responsible for managing the clinical development of VaxGen's AIDS vaccine, AIDSVAX, including the completion of its Phase III clinical trials and support of a biologics license application (BLA) to the U.S. Food and Drug Administration (FDA) if the vaccine proves effective. He will also manage the clinical development of other products the company may develop.

     "With his success managing Phase III clinical trials and his experience in new drug applications, Marc is an excellent addition to VaxGen's executive group," said Lance K. Gordon, Ph. D., VaxGen's chief executive officer. "With the hiring of Marc, we now have a full complement of the senior personnel required to prepare for commercialization of AIDSVAX."

     In addition to Gurwith, VaxGen recently announced the hiring of a senior director of Quality Assurance, a vice president of Regulatory Affairs and Quality Systems and a senior vice president of Product Operations, the latter of whom developed the world's largest biotechnology manufacturing facility for Genentech, Inc.

     Gurwith, an infectious disease specialist, was previously vice president, Drug Development, and chief medical officer at Genelabs Technologies. There he was responsible for leading the completion of the Phase III clinical program as well as the preparation and submission of a new drug application to the FDA for a lupus treatment. Earlier he served as vice president, Clinical Research, for Sequus Pharmaceuticals, where he managed the development and completion of a successful new drug application and European filing for an anti-fungal treatment.

     Prior to joining Sequus, Gurwith served as senior director, Clinical Research, for Wyeth-Ayerst where he led the clinical development of anti-infectives and vaccines including those for influenza and acellular pertussis. He also battled malaria during a two-year stint with the U.S. Centers for Disease Control's Malaria Eradication Program.

     Gurwith received his medical degree, cum laude, from Harvard Medical School and earned his bachelor's degree, magna cum laude, from Yale University. He also earned a Juris Doctorate from Temple University School of Law.

Prior to beginning his career in drug development, he served as an Associate Professor of Medicine at Michigan State University, University of California at Los Angeles, University of Kansas and University of Manitoba.

     About VaxGen

     VaxGen is the only company with preventive HIV vaccines in Phase III trials, the final stage before regulatory approval can be sought. VaxGen's two Phase III trials - one in North America and Europe and another in Thailand - are meant to determine how well its vaccine, AIDSVAX, prevents HIV infection in humans. At the end of 2002, when the last of the 5,400 volunteers in the North American/European trial are expected to finish the study, VaxGen will begin its analysis of the data. VaxGen expects to complete its data analysis and announce the results of the trial in the first quarter of 2003. VaxGen expects to announce results from the Thai trial in the fourth quarter of 2003.

     VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at www.vaxgen.com.

     AIDSVAX(R) is a registered trademark of VaxGen.

Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause VaxGen's actual results to be materially different from historical results, expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the progress, costs and results of the Company's Phase III clinical trials, the Company's ability to fund the Thai trial to completion, the progress of other internal research and development projects, the Company's ability to demonstrate efficacy of AIDSVAX in clinical trials, the Company's ability to obtain regulatory approval to market AIDSVAX and the Company's ability to secure commercial-scale manufacturing for AIDSVAX. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2001, under the headings "Factors Affecting Future Results" and "Business" and to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2001, under the heading "Risk Factors," for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

         Contact:   Jim Key
                    Associate Director, Corporate Communications
                    (650) 624-1065